SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

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Aspiriant Trust

(Name of Registrant as Specified in Its Charter)

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ASPIRIANT RISK-MANAGED EQUITY ALLOCATION FUND

A series of Aspiriant Trust

IMPORTANT NOTICE REGARDING THE
INTERNET AVAILABILITY OF INFORMATION STATEMENT

September 1, 2020

As a shareholder of the Aspiriant Risk-Managed Equity Allocation Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the appointment of a new sub-adviser to manage a portion of the Fund’s assets. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action in connection with the changes.

At a meeting of the Trust’s Board of Trustees (the “Board”) on May 27, 2020, the Board unanimously approved a sub-advisory agreement between Aspiriant, LLC (the “Adviser”) and Wellington Management Company LLP (“Wellington”) with respect to the Fund. Effective June 4, 2020, Wellington began managing a portion of the Fund’s assets.

The Fund has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions such as approval by the Board, to enter into a new sub-advisory agreement with an unaffiliated sub-adviser or to change the terms of an existing sub-advisory agreement with an unaffiliated sub-adviser. Approval by the Fund’s shareholders is not required, but the Manager of Managers Order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may view and print the Information Statement on the Fund’s website at www.aspiriantfunds.com by clicking on the link called Information Statement. The Information Statement will be available on the website until at least November 30, 2020. You may request a paper copy of the Information Statement, free of charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or by calling 877-997-9971. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling 877-997-9971, or by visiting www.aspiriantfunds.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Fund at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or call 877-997-9971. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they currently are receiving multiple copies, should also contact the Fund.

If you want to receive a paper copy of the Information Statement, you must request one.
There is no charge to you to obtain a copy.

ASPIRIANT RISK-MANAGED EQUITY ALLOCATION FUND

A series of Aspiriant Trust

INFORMATION STATEMENT

September 1, 2020

This Information Statement is for informational purposes only and no action is requested on your part. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of Aspiriant Risk-Managed Equity Allocation Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Fund received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits Aspiriant, LLC (the “Adviser”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated sub-adviser that the Adviser believes is best suited to achieve the Fund’s investment objective.

Appointment of Wellington Management Company LLP as Sub-Adviser to the Fund

At a meeting held on May 27, 2020, the Board, including its members who are not “interested persons” of the Trust (the “Independent Trustees”), within the meaning of the Investment Company Act of 1940 (the “1940 Act”), unanimously approved a sub-advisory agreement between the Adviser and Wellington Management Company LLP (“Wellington”) with respect to the Fund. Effective June 4, 2020, Wellington began managing a portion of the Fund’s assets.

Considerations by the Board of Trustees

In considering whether to approve the sub-advisory agreement between the Adviser and Wellington with respect to the Fund (the “Agreement”), the Trustees requested and reviewed materials from Wellington to help the Trustees evaluate Wellington’s fees under the Agreement. Representatives from Wellington provided overview of their advisory business and discussed their investment personnel, investment processes, and investment experience. The Board discussed the written materials, Wellington’s oral presentations, and other relevant information that the Board received, and considered the approval of the Agreement in light of this information. In its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors. Certain factors considered by the Board are addressed in more detail below.

Nature, Extent, and Quality of Services. In considering the nature, extent, and quality of the services to be provided by Wellington to the Fund, the Board reviewed the background and experience of Wellington’s senior management. The Board also considered information pertaining to Wellington’s organizational structure, investment operations, and other relevant information, including information relating to the financial condition of Wellington to determine whether adequate resources were available to provide a high level of service to the Fund. The Board reviewed information regarding the qualifications, backgrounds, and responsibilities of the portfolio manager proposed to be responsible for the day-to-day management of Wellington’s portion of the Fund. The Board concluded that, within the context of its full deliberations, it was satisfied with the nature, extent and quality of the services to be provided to the Fund by Wellington.

Performance. The Board reviewed the comparable account composite performance provided by Wellington, noting periods of outperformance relative to the composite’s comparative index. The Board concluded that, within the context of its full deliberations, the Fund should be in a position to benefit from the expertise of Wellington in managing its comparable accounts.

Costs of Services. The Board reviewed the proposed sub-advisory fee, noting that it was Wellington’s standard fee to manage assets using the strategy it would use to manage its portion of the Fund. The Board noted that the Adviser would be responsible for paying Wellington out of the advisory fee it receives from the Fund. The Board concluded that the proposed fee was fair and reasonable in light of the services that the Fund expects to receive.

Economies of Scale. The Board considered the potential for economies of scale and noted that Wellington’s fee schedule includes breakpoints.

Ancillary Benefits. The Board noted the potential benefits to be received by Wellington as a result of its relationship with the Fund (other than sub-advisory fees), including the intangible benefits of its association with the Trust generally and any favorable publicity arising in connection with the Fund’s performance.

Conclusion. Based on its deliberations and evaluation of the information described above, the Board, including the Independent Trustees, unanimously: (i) concluded that the terms of the agreement are fair and reasonable; (ii) concluded that the fee to be paid to Wellington is fair and reasonable in light of the services that it will provide to the Fund; and (iii) agreed to approve the agreement for an initial term of two years.

Information about the Adviser

The Adviser, located at 11100 Santa Monica Blvd, Suite 600, Los Angeles, California 90025, has served as the investment adviser for the Fund since its inception on April 4, 2013. The Adviser oversees Wellington to ensure its compliance with the investment policies and guidelines of the Fund and monitors Wellington’s adherence to its investment style.

The Adviser is entitled to an advisory fee computed at an annual rate of 0.24% of the Fund’s average daily net assets. The Adviser has contractually agreed to waive its advisory fee from 0.24% to 0.16% through June 30, 2021. For the one-month fiscal period ended March 31, 2020, the Adviser waived $71,959 of its advisory fee and the Fund paid the Adviser $144,030 for the advisory services it provided. For the fiscal year ended February 29, 2020, the Adviser waived $956,092 of its advisory fee and the Fund paid the Adviser $1,912,326 for the advisory services it provided.

The Adviser is responsible for paying all sub-advisers for their services to the Fund. For the fiscal one-month period ended March 31, 2020, the Adviser paid, in the aggregate, $52,663 to the sub-advisers for the services they provided to the Fund, which represents an annual rate of 0.06% based on average daily net assets. For the fiscal year ended February 29, 2020, the Adviser paid, in the aggregate, $692,150 to the sub-advisers for the services they provided to the Fund, which represents an annual rate of 0.06% based on average daily net assets.

Pursuant to an administrative services agreement with the Trust, the Adviser is entitled to a fee calculated at an annual rate of 0.10% of the Fund’s average daily net assets for providing administrative services to the Fund. Such services include the review of shareholder reports and other filings with the SEC; oversight and management of the Fund’s primary service providers; periodic due diligence reviews of the Fund’s primary service providers; coordination and negotiation of all of the contracts and pricing relating to the Fund’s primary service providers; providing information to the Independent Trustees relating to the review and selection of the Fund’s primary service providers; coordination of quarterly and special board meetings; and all such other duties or services necessary for the appropriate administration of the Fund. The Adviser, however, has contractually agreed to waive its administrative services fees from 0.10% to 0.04% through June 30, 2021. For the one-month fiscal period ended March 31, 2020, the Adviser waived $53,996 of the accrued administrative service fees and the Fund paid the Adviser $35,998 for the administrative services it provided during that period. For the fiscal year ended February 29, 2020, the Adviser waived $636,568 of the accrued administrative service fees and the Fund paid the Adviser $558,613 for the administrative services it provided during that period.

To compensate the Adviser for compliance-related services it provides to the Trust, the Trust pays the Adviser $60,000 annually allocated evenly across the series of the Trust. For the one-month fiscal period ended March 31, 2020 and fiscal year ended February 29, 2020, the Fund’s allocation was $1,270 and $15,000, respectively.

Information about Wellington

Wellington serves as a sub-adviser to the Fund. Located at 280 Congress Street, Boston, Massachusetts 02210, Wellington was organized in 1933 and is a professional investment counseling firm that provides investment services to investment companies, employee benefits plans, endowments, foundations, and other institutions. Wellington’s ultimate parent company is Wellington Management Group LLP, a Massachusetts private limited liability partnership owned by 177 partners, all of whom are fully active in the business of the firm.

The names and principal occupations of the principal executive officers and the directors of Wellington are listed below:

•	Gregory S. Konzal, Managing Director, Counsel and Head of Legal, Americas

•	John D. Norberg, Senior Managing Director and Chief Compliance Officer

•	Edward J. Steinborn, Senior Managing Director and Chief Financial Officer

•	Brendan J. Swords, Chief Executive Officer

Portfolio Management Team. The following portfolio manager of Wellington is responsible for the day-to-day management of the assets of the Fund allocated to Wellington:

John A. Boselli, CFA, is a Senior Managing Director, Partner, and Equity Portfolio Manager at Wellington. Prior to joining Wellington in 2002, John worked as a managing director in the Global Equity Research Group at Putnam Investments Inc. (1996 – 2002) covering industrials, telecom, technology, and consumer sectors. He worked as a senior manager at PricewaterhouseCoopers, LLP (1988 – 1996) and as a geophysical engineer at Western Geophysical International, Inc. (1985 – 1987). He earned his MBA with a concentration in finance from DePaul University (1989) and his BS in geophysical engineering from the Colorado School of Mines (1985). He holds the Chartered Financial Analyst designation and is a member of the CFA Institute.

Terms of the Agreement. Subject to the supervision and oversight of the Adviser and the Board, Wellington will manage a portion of the securities and other assets of the Fund, including the purchase, retention and disposition of the assets, in accordance with the Fund’s investment objectives, policies, and restrictions. The Agreement will continue in effect for two years from its effective date, unless sooner terminated. After the initial two-year term, the continuance of the Agreement must be specifically approved at least annually in conformance with the 1940 Act. The Agreement will terminate automatically in the event of its assignment or in the event of a termination of the advisory agreement between the Trust and the Adviser, and is terminable at any time without penalty (i) by the Fund by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, (ii) by the Adviser on 60 days written notice to Wellington, or (iii) by Wellington on 90 days written notice to the Adviser. The Agreement provides that Wellington will discharge its duties under this Agreement with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent investment professional acting in a similar capacity and familiar with such matters would use. The Agreement also provides that, subject to the standard of care, Wellington will indemnify the Adviser for losses claims, losses, liabilities, or damages arising from or in connection with the performance of its obligations under the Agreement.

Wellington is entitled to an annual fee for its investment sub-advisory services to the Fund. All sub-advisory fees are paid by the Adviser and not the Fund. Therefore, there is no increase in fees to be paid by the Fund in connection with the appointment of Wellington as a sub-adviser to the Fund.

General Information

Other Service Providers. The Trust’s administrator, UMB Fund Services, Inc., and its distributor, UMB Distribution Services, LLC, are located at 235 West Galena Street, Milwaukee, WI 53212.

Affiliated Broker Commissions. No brokerage commissions were paid by the Fund to any direct or indirect affiliated persons (as defined in the 1940 Act) of the Fund for the one-month fiscal period ended March 31, 2020 and fiscal year ended February 29, 2020.

Share Ownership. As of August 31, 2020, Charles Schwab & Co., Inc. held of record 90.84% of the Advisor Shares of the Fund. As of August 31, 2020, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Fund.

Financial Information. The Fund’s most recent annual and semi-annual reports are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling 877-997-9971, or by visiting www.aspiriantfunds.com.

Shareholder Proposals. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business. Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board has been elected by shareholders). Any shareholder desiring to present a proposal for consideration at the next shareholder meeting must submit the proposal in writing so that it is received within a reasonable time before any meeting. A proposal should be sent to the Trust at 11100 Santa Monica Blvd, Suite 600, Los Angeles, California 90025.

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